NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Energy, Inc. Reports Third Quarter 2014 Results

Declares Quarterly and Special Cash Dividends
Schedules conference call for October 31, 2014 at 12:00 p.m. Eastern
DALLAS, TEXAS, October 30, 2014 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the third quarter of 2014. Net income available to stockholders for the third quarter of 2014 was $38.5 million, or $0.56 per share, compared to net loss available to stockholders of $(28.7) million, or $(0.47) per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $40.6 million, or $0.59 per share, for the third quarter of 2014, compared to net loss available to stockholders of $(28.9) million, or $(0.47) per share, for the same period last year.
Net income available to stockholders for the first nine months of 2014 was $31.8 million, or $0.46 per share, compared to net income available to stockholders of $37.0 million, or $0.56 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $41.4 million, or $0.60 per share, for the first nine months of 2014, compared to net income available to stockholders of $42.5 million, or $0.64 per share, for the same period last year.
Paul Eisman, President and CEO, commented, “Our third quarter results reflect excellent operational performance at both our Big Spring and Krotz Springs refineries. This resulted in a record total refinery throughput of 74,800 barrels per day at our Big Spring refinery and a record total refinery throughput of 76,900 barrels per day at our Krotz Springs refinery. In addition, as a result of the recent completion of the vacuum tower project, the Big Spring refinery increased distillate yield by 5% in the third quarter 2014 as compared to the same quarter last year.
“The Big Spring refinery’s operational performance for the third quarter was complemented by a strong refinery operating margin of almost $20 per barrel. The refinery operating margin at Big Spring was driven primarily by record combined gasoline and distillate yield of almost 88%, liquid recovery of over 100% as well as wide discounts in Midland-priced crudes. The third quarter operational performance also led to direct operating expense of only $3.74 per barrel.
“The Krotz Springs refinery generated an operating margin of $9.48 per barrel with operating expenses of $3.88 per barrel. The refinery operating margin at Krotz Springs benefited from combined gasoline and distillate yield of over 90%, liquid recovery of over 102% and also the wide discounts in Midland-priced crudes as we processed over 31,000 barrels per day of Midland-priced crudes at Krotz Springs during the third quarter.
“In California, we received the necessary approval from the Kern County Board of Supervisors in September to construct a new 140,000 bpd rail unloading facility at the Bakersfield refinery and to make modifications to the refinery that will allow it to process light crude. We are continuing commercial discussions for use of the Bakersfield facility. This facility will be the cornerstone for a logistics MLP entity we are looking to develop.
“We expect total throughput at the Big Spring refinery for the fourth quarter to be 75,000 barrels per day. At the Krotz Springs refinery, we expect total throughput for the fourth quarter to be 76,000 barrels per day.”

THIRD QUARTER 2014
Special items reduced earnings by $2.1 million for the third quarter of 2014 primarily as a result of after-tax losses of $1.0 million associated with unrealized losses on commodity swaps and $1.1 million associated with losses recognized on disposition of assets. Special items increased earnings by $0.2 million for the third quarter of 2013 which primarily included $0.2 million associated with gains recognized on disposition of assets.
The combined total refinery average throughput for the third quarter of 2014 was 151,772 barrels per day (“bpd”), consisting of 74,838 bpd at the Big Spring refinery and 76,934 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 132,159 bpd for the third quarter of 2013, consisting of 63,090 bpd at the Big Spring refinery and 69,069 bpd at the Krotz Springs refinery. The increased throughput at the Big Spring refinery was due to the completion of both the planned turnaround and the vacuum tower project during the second quarter of 2014 and the impact of unplanned downtime at the Big Spring refinery during the third quarter of 2013.
Refinery operating margin at the Big Spring refinery was $19.98 per barrel for the third quarter of 2014 compared to $6.46 per barrel for the same period in 2013. This increase in operating margin was primarily due to a higher Gulf Coast 3/2/1 crack spread and a widening of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread.
Refinery operating margin at the Krotz Springs refinery was $9.48 per barrel for the third quarter of 2014 compared to $1.23 per barrel for the same period in 2013. This increase in refinery operating margin was primarily due to a higher Gulf Coast 2/1/1 high sulfur diesel crack spread and a widening WTI Cushing to WTI Midland spread, partially offset by a narrowing LLS to WTI Cushing spread. The Krotz Springs refinery operating margin was also impacted during the third quarter of 2014 by RINs costs of $6.0 million. The Krotz Springs refinery received an exemption from the renewable fuel standards requirements for 2013 and as a result did not record costs associated with RINs.
The average Gulf Coast 3/2/1 crack spread was $15.90 per barrel for the third quarter of 2014 compared to $14.23 per barrel for the same period in 2013. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $11.07 per barrel for the third quarter of 2014 compared to $6.58 per barrel for the same period in 2013.
The average WTI Cushing to WTS spread for the third quarter of 2014 was $8.14 per barrel compared to $0.08 per barrel for the same period in 2013. The average WTI Cushing to WTI Midland spread for the third quarter of 2014 was $9.93 per barrel compared to $0.27 per barrel for the same period in 2013. The average LLS to WTI Cushing spread for the third quarter of 2014 was $3.41 per barrel compared to $6.60 per barrel for the same period in 2013.
Asphalt margins for the third quarter of 2014 were $14.31 per ton compared to $63.93 per ton for the same period in 2013. On a cash basis (i.e., excluding inventory effects), asphalt margins in the third quarter of 2014 were $9.03 per ton compared to $54.99 per ton in the third quarter of 2013. This decrease was primarily due to higher costs of asphalt during the third quarter of 2014 compared to the third quarter of 2013.
Retail merchandise sales increased to $84.8 million in the third quarter of 2014 from $83.6 million in the third quarter of 2013.
YEAR-TO-DATE 2014
Special items reduced earnings by $9.6 million for the first nine months of 2014 primarily as a result of after-tax losses of $9.7 million associated with unrealized losses on commodity swaps. Special items reduced earnings by $5.5 million for the first nine months of 2013 which primarily included after-tax costs for an unplanned reformer shutdown and repair of $11.6 million, partially offset by $6.1 million associated with gains recognized on disposition of assets.
The combined total refinery average throughput for the first nine months of 2014 was 134,062 bpd, consisting of 62,382 bpd at the Big Spring refinery and 71,680 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 127,053 bpd for the first nine months of 2013, consisting of 64,910 bpd at the Big Spring refinery and 62,143 bpd at the Krotz Springs refinery. During the first nine months of 2014, we completed both the planned turnaround and the vacuum tower project at the Big Spring refinery, which resulted in reduced throughput at the Big Spring refinery during 2014. During the first nine months of 2013, the Krotz Springs refinery was impacted by the unplanned shut down and repair of the reformer unit for approximately one month.
Refinery operating margin at the Big Spring refinery was $17.35 per barrel for the first nine months of 2014 compared to $16.35 per barrel for the same period in 2013. This increase in refinery operating margin was primarily due to a widening of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread, partially offset by a lower Gulf Coast 3/2/1 crack spread.
Refinery operating margin at the Krotz Springs refinery was $8.68 per barrel for the first nine months of 2014 compared to $5.16 per barrel for the same period in 2013. This increase was primarily due to a higher Gulf Coast 2/1/1 high sulfur diesel crack spread and a widening WTI Cushing to WTI Midland spread, partially offset by a narrowing LLS to WTI Cushing spread. Negatively impacting refinery operating margin for the first nine months of 2014 was $16.6 million of RINs costs. The Krotz Springs refinery received an exemption from the renewable fuel standards requirements for 2013 and as a result did not record costs associated with RINs.
The average Gulf Coast 3/2/1 crack spread for the first nine months of 2014 was $16.37 per barrel compared to $21.21 per barrel for the same period in 2013, which was primarily influenced by a reduction in the Brent to WTI Cushing spread. The average Brent to WTI Cushing spread for the first nine months of 2014 was $8.52 per barrel compared to $13.25 per barrel for the same period in 2013. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first nine months of 2014 was $11.43 per barrel compared to $6.30 per barrel for the same period in 2013, which was primarily influenced by an increase in the Brent to LLS spread. The average Brent to LLS spread for the first nine months of 2014 was $4.43 per barrel compared to $(0.66) per barrel for the same period in 2013.
The average WTI Cushing to WTS spread for the first nine months of 2014 was $6.58 per barrel compared to $3.91 per barrel for the same period in 2013. The average WTI Cushing to WTI Midland spread for the first nine months of 2014 was $7.31 per barrel compared to $2.69 per barrel for the same period in 2013. The average LLS to WTI Cushing spread for the first nine months of 2014 was $4.09 per barrel compared to $13.91 per barrel for the same period in 2013.
Asphalt margins for the first nine months of 2014 were $46.77 per ton compared to $69.49 per ton for same period in 2013. On a cash basis (i.e. excluding inventory effects), asphalt margins in the first nine months of 2014 were $42.65 per ton compared to $67.93 per ton in the first nine months of 2013. This decrease is primarily due to higher costs of asphalt purchased during the first nine months of 2014.
Retail merchandise sales increased to $241.3 million in the first nine months of 2014 from $240.2 million in the first nine months of 2013.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.10 per share and a special non-recurring dividend of $0.21 per share. Both dividends are payable on December 18, 2014 to stockholders of record at the close of business on December 2, 2014.
CONFERENCE CALL
Alon has scheduled a conference call for Friday, October 31, 2014, at 12:00 p.m. Eastern Time (11:00 a.m. Central Time), to discuss the third quarter 2014 results. To access the call, please dial 888-428-9473, or 719-325-2376 for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Energy call. Investors may also listen to the conference live on the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through November 14, 2014, and may be accessed by calling 888-203-1112, or 719-457-0820 for international callers, and using the passcode 1786929#. The archived webcast will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP, which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 73,000 barrels per day. In addition, Alon directly owns crude oil refineries in Louisiana and California, with an aggregate crude oil throughput capacity of approximately 144,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2013, IS UNAUDITED)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,850,097	$1,892,836	$5,276,225	$5,220,627
Operating costs and expenses:
Cost of sales	1,608,080	1,789,320	4,695,072	4,665,289
Direct operating expenses	70,356	72,035	208,664	217,703
Selling, general and administrative expenses (2)	44,114	40,224	129,836	125,066
Depreciation and amortization (3)	32,170	30,988	91,501	92,949
Total operating costs and expenses	1,754,720	1,932,567	5,125,073	5,101,007
Gain (loss) on disposition of assets	(1,372)	334	745	8,846
Operating income (loss)	94,005	(39,397)	151,897	128,466
Interest expense	(28,202)	(22,263)	(85,473)	(63,816)
Equity earnings of investees	1,982	3,426	2,801	5,155
Other income, net	20	91	641	220
Income (loss) before income tax expense	67,805	(58,143)	69,866	70,025
Income tax expense (benefit)	14,331	(24,958)	14,454	9,617
Net income (loss)	53,474	(33,185)	55,412	60,408
Net income (loss) attributable to non-controlling interest	14,992	(4,476)	23,662	23,437
Net income (loss) available to stockholders	$38,482	$(28,709)	$31,750	$36,971
Earnings (loss) per share, basic	$0.56	$(0.47)	$0.46	$0.56
Weighted average shares outstanding, basic (in thousands)	69,153	62,901	68,873	62,490
Earnings (loss) per share, diluted	$0.55	$(0.47)	$0.46	$0.54
Weighted average shares outstanding, diluted (in thousands)	69,556	62,901	69,261	67,989
Cash dividends per share	$0.10	$0.06	$0.22	$0.32
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$112,942	$(20,093)	$144,584	$109,661
Investing activities	(43,746)	(18,108)	(84,753)	(30,190)
Financing activities	(72,779)	194,907	(90,762)	95,407
OTHER DATA:
Adjusted net income (loss) available to stockholders (4)	$40,603	$(28,892)	$41,389	$42,480
Adjusted earnings (loss) per share (4)	$0.59	$(0.47)	$0.60	$0.64
Adjusted EBITDA (5)	$130,813	$(5,226)	$256,869	$217,944
Capital expenditures (6)	19,141	17,689	73,796	48,311
Capital expenditures for turnarounds and catalysts	25,123	219	51,392	6,843

	September 30, 2014	December 31, 2013
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$193,568	$224,499
Working capital	125,532	60,863
Total assets	2,223,152	2,245,140
Total debt	555,958	612,248
Total debt less cash and cash equivalents	362,390	387,749
Total equity	691,245	625,404

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (7)	$1,617,281	$1,611,257	$4,643,523	$4,468,996
Operating costs and expenses:
Cost of sales	1,414,827	1,561,164	4,186,884	4,061,439
Direct operating expenses	60,086	60,972	178,362	184,988
Selling, general and administrative expenses	15,637	10,411	44,637	38,930
Depreciation and amortization	27,506	26,255	77,587	78,867
Total operating costs and expenses	1,518,056	1,658,802	4,487,470	4,364,224
Gain (loss) on disposition of assets	(1,197)	(42)	(1,256)	7,363
Operating income (loss)	$98,028	$(47,587)	$154,797	$112,135
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (8)	$19.98	$6.46	$17.35	$16.35
Refinery operating margin – Krotz Springs (8)	9.48	1.23	8.68	5.16
Refinery direct operating expense – Big Spring (9)	3.74	4.53	4.69	4.74
Refinery direct operating expense – Krotz Springs (9)	3.88	3.91	4.01	4.30
Capital expenditures	$11,468	$11,535	$55,323	$30,150
Capital expenditures for turnarounds and catalysts	25,123	219	51,392	6,843
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$15.90	$14.23	$16.37	$21.21
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (10)	$11.07	$6.58	$11.43	$6.30
WTI Cushing crude oil (per barrel)	$97.55	$105.82	$99.74	$98.14
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (11)	$9.93	$0.27	$7.31	$2.69
WTI Cushing less WTS (11)	8.14	0.08	6.58	3.91
LLS less WTI Cushing (11)	3.41	6.60	4.09	13.91
Brent less LLS (11)	1.72	(0.70)	4.43	(0.66)
Brent less WTI Cushing (11)	5.13	5.91	8.52	13.25
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.65	$2.78	$2.71	$2.77
Gulf Coast ultra-low sulfur diesel	2.80	3.02	2.88	2.99
Gulf Coast high sulfur diesel	2.68	2.89	2.78	2.87
Natural gas (per MMBtu)	3.95	3.56	4.41	3.69

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2014		2013		2014		2013
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	37,566	50.2	36,340	57.6	28,524	45.7	45,029	69.3
WTI crude	34,633	46.3	25,169	39.9	31,330	50.2	18,016	27.8
Blendstocks	2,639	3.5	1,581	2.5	2,528	4.1	1,865	2.9
Total refinery throughput (12)	74,838	100.0	63,090	100.0	62,382	100.0	64,910	100.0
Refinery production:
Gasoline	36,842	49.0	30,861	49.2	30,207	48.4	31,905	49.4
Diesel/jet	28,857	38.4	20,999	33.4	21,964	35.2	21,688	33.5
Asphalt	3,052	4.1	3,312	5.3	2,705	4.3	3,708	5.7
Petrochemicals	4,305	5.7	3,599	5.7	3,514	5.6	3,984	6.2
Other	2,078	2.8	4,045	6.4	4,030	6.5	3,371	5.2
Total refinery production (13)	75,134	100.0	62,816	100.0	62,420	100.0	64,656	100.0
Refinery utilization (14)		98.9%		87.9%		97.0%		93.8%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2014		2013		2014		2013
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	31,182	40.5	32,801	47.5	28,346	39.5	29,677	47.8
Gulf Coast sweet crude	44,473	57.8	34,639	50.1	42,139	58.8	30,805	49.5
Blendstocks	1,279	1.7	1,629	2.4	1,195	1.7	1,661	2.7
Total refinery throughput (12)	76,934	100.0	69,069	100.0	71,680	100.0	62,143	100.0
Refinery production:
Gasoline	35,532	45.2	32,402	46.1	33,459	45.7	27,363	43.2
Diesel/jet	34,246	43.6	29,449	41.8	31,292	42.8	25,392	40.0
Heavy Oils	1,421	1.8	1,293	1.8	1,129	1.5	1,194	1.9
Other	7,414	9.4	7,282	10.3	7,289	10.0	9,454	14.9
Total refinery production (13)	78,613	100.0	70,426	100.0	73,169	100.0	63,403	100.0
Refinery utilization (14)		102.2%		91.1%		95.2%		83.1%

ASPHALT SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (15)	$136,992	$194,230	$350,840	$493,286
Operating costs and expenses:
Cost of sales (15)(16)	134,116	177,289	329,651	450,758
Direct operating expenses	10,270	11,063	30,302	32,715
Selling, general and administrative expenses	1,348	2,567	6,375	5,770
Depreciation and amortization	1,219	1,588	3,581	4,700
Total operating costs and expenses	146,953	192,507	369,909	493,943
Gain (loss) on disposition of assets	(136)	—	1,878	—
Operating income (loss)	$(10,097)	$1,723	$(17,191)	$(657)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (17)	186	247	412	557
Non-blended asphalt sales volume (tons in thousands) (18)	15	18	41	55
Blended asphalt sales price per ton (17)	$587.31	$585.68	$571.15	$577.11
Non-blended asphalt sales price per ton (18)	422.93	358.61	393.07	379.45
Asphalt margin per ton (19)	14.31	63.93	46.77	69.49
Capital expenditures	$1,053	$1,556	$4,272	$5,947

RETAIL SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$249,120	$251,688	$723,027	$720,626
Operating costs and expenses:
Cost of sales (16)	212,433	215,206	619,702	615,373
Selling, general and administrative expenses	26,951	27,070	78,296	79,822
Depreciation and amortization	2,847	2,538	8,544	7,360
Total operating costs and expenses	242,231	244,814	706,542	702,555
Gain (loss) on disposition of assets	(39)	376	124	1,483
Operating income	$6,850	$7,250	$16,609	$19,554
KEY OPERATING STATISTICS:
Number of stores (end of period) (20)	296	297	296	297
Retail fuel sales (thousands of gallons)	48,567	49,363	142,850	141,259
Retail fuel sales (thousands of gallons per site per month) (20)	57	58	56	55
Retail fuel margin (cents per gallon) (21)	20.8	18.6	19.5	19.7
Retail fuel sales price (dollars per gallon) (22)	$3.38	$3.40	$3.37	$3.40
Merchandise sales	$84,794	$83,614	$241,311	$240,190
Merchandise sales (per site per month) (20)	$95	$94	$91	$90
Merchandise margin (23)	31.2%	32.5%	31.1%	32.1%
Capital expenditures	$5,872	$4,369	$12,094	$11,546

(1)
Includes excise taxes on sales by the retail segment of $19,012 and $19,307 for the three months ended September 30, 2014 and 2013, respectively, and $55,923 and $55,143 for the nine months ended September 30, 2014 and 2013, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $178 and $176 for the three months ended September 30, 2014 and 2013, respectively, and $528 and $544 for the nine months ended September 30, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $598 and $607 for the three months ended September 30, 2014 and 2013, respectively, and $1,789 and $2,022 for the nine months ended September 30, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding after-tax write-off of original issuance discount, after-tax write-off of debt issuance costs, after-tax unrealized losses on commodity swaps, after-tax costs associated with the unplanned reformer shutdown and repair and after-tax gain (loss) on disposition of assets. Adjusted net income (loss) available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income (loss) available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(dollars in thousands)
Net income (loss) available to stockholders	$38,482	$(28,709)	$31,750	$36,971
Plus: Write-off of original issuance discount, net of tax	46	—	278	—
Plus: Write-off of debt issuance costs, net of tax	46	—	277	—
Plus: Unrealized losses on commodity swaps, net of tax	973	—	9,660	—
Plus: Costs associated with the unplanned reformer shutdown and repair, net of tax	—	—	—	11,643
Plus: (Gain) loss on disposition of assets, net of tax	1,056	(183)	(576)	(6,134)
Adjusted net income (loss) available to stockholders	$40,603	$(28,892)	$41,389	$42,480
Adjusted earnings (loss) per share *	$0.59	$(0.47)	$0.60	$0.64

*	Adjusted earnings per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings per share.

(5)
Adjusted EBITDA represents earnings before net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, gain (loss) on disposition of assets and unrealized losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, gain (loss) on disposition of assets, unrealized losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three and nine months ended September 30, 2014 and 2013:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(dollars in thousands)
Net income (loss) available to stockholders	$38,482	$(28,709)	$31,750	$36,971
Net income (loss) attributable to non-controlling interest	14,992	(4,476)	23,662	23,437
Income tax expense (benefit)	14,331	(24,958)	14,454	9,617
Interest expense	28,202	22,263	85,473	63,816
Depreciation and amortization	32,170	30,988	91,501	92,949
(Gain) loss on disposition of assets	1,372	(334)	(745)	(8,846)
Unrealized losses on commodity swaps	1,264	—	10,774	—
Adjusted EBITDA	$130,813	$(5,226)	$256,869	$217,944

(6)
Includes corporate capital expenditures of $748 and $229 for the three months ended September 30, 2014 and 2013, respectively, and $2,107 and $668 for the nine months ended September 30, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(7)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(8)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and nine months ended September 30, 2014 excludes losses on commodity swaps of $1,264 and $9,891, respectively, as well as negative inventory effects of $2,942 and $10,983, respectively.
The refinery operating margin for the three and nine months ended September 30, 2013 excludes gains on commodity swaps of $11,339 and $21,333, respectively, as well as positive inventory effects of $1,346 and $8,140, respectively.

(9)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and Krotz Springs refineries by the applicable refinery’s total throughput volumes.

(10)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(11)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/

sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(12)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(13)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(14)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(15)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of approximately $21,000 and $43,000 for the three months ended September 30, 2014 and 2013, respectively, and approximately $99,000 and $151,000 for the nine months ended September 30, 2014 and 2013, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(16)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(17)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(18)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(19)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(20)	At September 30, 2014 we had 296 retail convenience stores of which 284 sold fuel. At September 30, 2013 we had 297 retail convenience stores of which 285 sold fuel.

(21)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(22)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(23)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.